March 26, 2021

To: AGORA, INC.

Floor 8, Building 12, Phase III of KIC (ChuangZhiTianDi)
Songhu Road 333
Yangpu District, Shanghai
People’s Republic of China

Re: Annual Report on Form 20-F of AGORA, INC.

Dear Sirs:
We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this consent, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to advise on the laws and regulations of the PRC effective as at the date hereof.
We are acting as the PRC counsel to AGORA, INC. (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 (the “2020 Annual Report”).
We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure” in the Company’s 2020 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2020 Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/King & Wood Mallesons
King & Wood Mallesons